UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 3, 2008

Jones Soda Co.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-28820	91-1696175
(Commission File Number)	(IRS Employer Identification No.)

234 Ninth Avenue North, Seattle, Washington	98109
(Address of Principal Executive Offices)	(Zip Code)

(206) 624-3357

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2008, Jones Soda Co. (the “Company”) entered into an employment offer letter with Stephen C. Jones, the Company’s Interim Chief Executive Officer, pursuant to which Mr. Jones will continue to serve as the Company’s Chief Executive Officer. The offer letter was approved by the Company’s Board of Directors (the “Board”), on the recommendation of the Compensation and Governance Committee of the Board.

Under the terms of the offer letter, Mr. Jones’s annual base salary will be $245,000. He will be eligible for an annual cash performance bonus for the twelve months ending April 30, 2009 of up to $160,000, payable in the sole and absolute discretion of the Board (on the recommendation of the Compensation and Governance Committee) based on the achievement of performance objectives to be agreed upon between Mr. Jones and the Compensation and Governance Committee, and approved by the Board, within 30 days after the date of the offer letter. In addition, Mr. Jones will be granted a stock option to purchase 160,000 shares of the Company’s common stock, which will have an exercise price equal to the closing price of the Company’s common stock on the date of the grant and will vest in equal installments every six months over forty-two months commencing May 1, 2008. The Company has also agreed to provide Mr. Jones with corporate housing in Seattle.

The offer letter also provides Mr. Jones with severance and change in control benefits if any of the following events occurs prior to May 1, 2009: (a) the Company terminates Mr. Jones’s employment without “Cause” (as defined in the offer letter), (b) Mr. Jones terminates his own employment for “Good Reason” (as defined in the offer letter) or (c) the Company consummates a “Corporate Transaction” (as defined in the offer letter) while Mr. Jones is employed by the Company. In the event of any of the foregoing, Mr. Jones will be entitled to a lump sum payment equal to his then effective annual base salary and to the immediate vesting of the unvested portion of the stock option referred to above.

The description of the offer letter contained in this report is qualified in its entirety by reference to the full text of the offer letter, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

In connection with the execution of the offer letter, Mr. Jones also executed a customary confidentiality agreement and a noncompetition agreement that restricts Mr. Jones from becoming involved with certain competing businesses, and from soliciting the Company’s employees or consultants, for a period of 12 months after his departure from the Company.

Mr. Jones, age 52, has served on the Board since March 2006 and has served as the Company’s Interim Chief Executive Officer since January 1, 2008. Mr. Jones was president and partner at Denneen Jones and Company, a Boston-based strategy consulting company, from September 2006 to June 2007. Since June 2007, Mr. Jones has also served as vice president of Calabria Mia Fine Foods, an Italian food producer and distributor, and since 2003 he has been the chief executive officer of Brand Ignition Group, a private company that works with private equity funds to identify and acquire emerging high growth consumer products companies, of which he was also a founder. From 1986 to 2003, Mr. Jones worked in various positions with The Coca-Cola Company, including director of operations in Great Britain, president of Coca-Cola Japan, Chief Executive Officer of The Minute Maid Company and most recently serving as its chief marketing officer. Mr. Jones earned a Bachelor of Arts degree from the University of Toronto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Offer Letter between Stephen C. Jones and Jones Soda Co., dated June 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO. (Registrant)

Date: June 9, 2008	By:	/s/ Hassan N. Natha
Hassan N. Natha
Chief Financial Officer